UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

October 2, 2013
Date of Report (Date of earliest event reported)

Pitney Bowes Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

World Headquarters
1 Elmcroft Road
Stamford, Connecticut 06926-0700
(Address of principal executive offices)

(203) 356-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. Regulation FD Disclosure.
On October 2, 2013, Pitney Bowes Inc. (the “Company”) called for the redemption all of its remaining 4.875% Notes due 2014 (the “Notes”), which were issued pursuant to an Indenture dated as of February 15, 2002, as supplemented and amended from time to time (the “Indenture”), between the Company, as issuer, and U.S. Bank National Association, successor to SunTrust Bank, as trustee.
The Notes will be redeemed on November 4, 2013 (the “Redemption Date”) at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes or (2) as determined by the quotation agent for the Notes, the sum of the present values of the remaining scheduled payments of principal and interest on Notes, not including any portion of these payments of interest accrued as of November 4, 2013, discounted to November 4, 2013 on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate, which is the semi-annual equivalent yield to maturity of a security whose price, expressed as a percentage of its principal amount, is equal to the comparable treasury price, plus 15 basis points, as further described in the Notes.
Holders of the Notes also will receive accrued and unpaid interest on the Notes up to, but not including, the Redemption Date.
A notice of redemption is to be delivered by U.S. Bank National Association, successor to SunTrust Bank, as trustee, to all registered holders of the Notes.
Copies of the Notes and the notice of redemption may be obtained by contacting the Company’s investor relations department at (203) 351-6349.

ITEM 9.01. Financial Statements and Exhibits
(d)       Exhibits

            99.1      Press release of Pitney Bowes Inc. dated October 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pitney Bowes Inc.

/s/ Amy C. Corn
Amy C. Corn
Vice President - Secretary and Chief Governance Officer

October 2, 2013